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EXHIBIT 99

FOR:                  I-TRAX.COM, INC.

FROM:                 Lori Parks, VP
                      Sean Leous, VP-Media Relations
                      Michael Lucarelli, Investor Relations
                      Porter, LeVay & Rose, Inc.
                      (212) 564-4700

COMPANY               Frank A. Martin, Chairman & CEO
CONTACT:              (215) 557-7488

                                                         FOR IMMEDIATE RELEASE

            I-TRAX ANNOUNCES BINDING AGREEMENT TO ACQUIRE MYFAMILYMD;
               WILL FORM HOLDING COMPANY TO FACILITATE ACQUISITION

         PHILADELPHIA, PA, Oct. 6, 2000 -- I-trax.com, Inc. (OTC BB: IMTX), a medical technology company, announced today that it has entered into a binding agreement to acquire all of the outstanding membership interests of iSummit Partners, LLC, a privately held, New York City-based company doing business under the name MyFamilyMD. I-trax announced the signing of a non-binding letter of intent in connection with this transaction on Aug. 2, 2000. In addition, prior to and as a condition of the acquisition, I-trax will complete a restructuring to create a new holding company structure.

         Under the newly created holding company, all existing I-trax stockholders will become stockholders of the new holding company, which will own all of the outstanding stock of I-trax. Immediately following the formation of the holding company, the owners of MyFamilyMD will exchange all of the outstanding ownership interests of MyFamilyMD for an aggregate of up to 4,272,500 shares of the holding company. Up to 1,709,000 of the 4,272,500 shares are forfeitable by such owners depending on whether MyFamilyMD achieves certain technology development and revenue targets.

         The holding company restructuring will be accomplished through a merger under Section 251(g) of the Delaware General Corporation Law, so that all I-trax stockholders at the effective time of the merger will become stockholders of the new holding company, and I-trax will become a subsidiary of the new holding company. I-trax and the members of MyFamilyMD intend that this holding company restructuring, together with the MyFamilyMD transaction, be treated as contributions to the holding company that qualify as a transaction described in
Section 351 of the Internal Revenue Code of 1986, as amended.

         The new holding company will take the name I-trax, Inc., and will continue to trade under the "IMTX" symbol on the OTC Bulletin Board.
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         I-trax stockholders are not required to take any action in connection with this corporate restructuring. All outstanding shares of I-trax will be converted into shares of the holding company, in a non-taxable transaction, with the same voting powers, designations, preferences, rights, qualifications, restrictions and limitations, as the shares of I-trax previously held by stockholders prior to the holding company merger. The shares of the holding company will continue to be represented by the same stock certificates that previously represented shares of I-trax capital stock prior to the holding company merger.

         The new I-trax holding company intends to file a registration statement with the Securities and Exchange Commission with respect to this holding company restructuring within the next two weeks. The parties expect to close the MyFamilyMD transaction immediately after the SEC declares this registration statement effective, which is expected to occur in the fourth quarter of 2000.

         "We look forward to the additional functionality the merger with MyFamilyMD will provide I-trax and the consumer side of our business, since the MyFamilyMD platform helps to involve patients more deeply in the healthcare process," said Frank A. Martin, chairman and CEO of I-trax. "The combined offerings of our two companies should help to improve the patient-physician relationship and, we expect, enhance our market penetration of integrated healthcare delivery networks."

About MyFamilyMD

         MyFamilyMD is an Internet and software company developing personalized Internet applications to enable individuals and families to manage their healthcare. Using the latest technology to guarantee privacy and security, MyFamilyMD's proprietary tools will enable physicians to interact with and educate patients over the World Wide Web, and will allow patients to receive customized information about their specific healthcare needs. More information is available at www.myfamilymd.com.

About I-trax

         I-trax develops sophisticated point-of-care clinical solutions that help manage the most costly and complex diseases. I-trax technologies enable true coordination of care through utilization of shared records by all caregivers - specialists, primary care, critical care, nursing staff, diagnostic-providers, pharmacy and patients. I-trax has developed an extremely powerful disease management engine and data base architecture, enabling expansion into unlimited healthcare applications and partnerships. More information is available at www.i-trax.com.

         Safe Harbor Statement: Statements regarding aspects of I-trax's business and its expectations as to the transaction with MyFamilyMD set forth herein or otherwise made in writing or orally by I-trax may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although I-trax believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that might cause or contribute to such differences include, but are not limited to, whether I-trax and MyFamilyMD will in fact complete the transactions described in this press release, ability of MyFamilyMD to complete development of its web-based tools in a timely manner, ability of the two companies to integrate their businesses successfully, demand for the combined companies' products, uncertainty of future profitability and changing economic conditions. These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission including those on forms 10SB and 10QSB.